SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
  of 1934
                          (Amendment No.    )

  Filed by the registrant [X]
  Filed by a party other than the registrant [  ]
  Check the appropriate box:
  [  ]     Preliminary Proxy Statement
  [  ]    Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
  [X]    Definitive Proxy Statement
  [  ]    Definitive Additional Materials
  [  ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                  SOUTH ALABAMA BANCORPORATION, INC.

                 (Name of Registrant as Specified in its Charter)


                 (Name of Person(s) Filing Proxy Statement if other than
                      Registrant)


  Payment of filing fee (Check the appropriate box):

  [X]     No fee required
  [  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11.
      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     _______________________________________________________________________
      4)  Proposed maximum aggregate value of transaction:
     _______________________________________________________________________
      5)  Total fee paid:
     _______________________________________________________________________
  [  ]    Fee previously paid with preliminary materials.

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          Act Rule 0-11(a)(2) and identify the filing for which the
          offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:
     _______________________________________________________________________
      2)  Form, Schedule or Registration Statement No.:
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      3)  Filing Party:
     _______________________________________________________________________
      4)  Date Filed:
       _____________________________________________________________________


South Alabama Bancorporation, Inc.
Post Office Box 3067
Mobile, Alabama 36652
Telephone 334/431-7800
                                               F. MICHAEL JOHNSON
                                               CHIEF FINANCIAL OFFICER
                                               AND SECRETARY




To the Stockholders of
South Alabama Bancorporation, Inc.

     NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Stockholders of South Alabama Bancorporation, Inc. will be held at 100 St. Joseph Street, Mobile, Alabama, on May 7, 1998, at 10:00 a.m., C.D.T., for the purpose of considering and voting upon the following matters:

     1. Election of Directors. Election as directors of the seventeen nominees named in the enclosed Proxy Statement.

     2. Amendment of Articles of Incorporation to Increase the
Authorized Shares of Common Stock. Amendment of the company's
Articles of Incorporation to increase the number of authorized shares of Common Stock, $.01 par, to 10,000,000.

     3. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof.
Management currently knows of no other business to be presented.

     Only those stockholders of record at the close of business on March 20, 1998, shall be entitled to notice of and to vote at the meeting.

     We hope very much that you will attend the meeting, but, whether you plan to attend or not, we would appreciate your signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

     Management sincerely appreciates your support and cooperation, and we earnestly solicit your continued help during 1998.

                                   By Order of the Board of Directors,


                                   /s/F. Michael Johnson
                                   F. Michael Johnson
                                   Chief Financial Officer
                                   and Secretary

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.


SOUTH ALABAMA BANCORPORATION, INC.
100 St. Joseph Street, Mobile, Alabama 36602
PROXY STATEMENT
Annual Meeting, May 7, 1998, 10:00 a.m., C.D.T.

     This Proxy Statement and the enclosed Proxy are being mailed on April 7, 1998, to stockholders of South Alabama
Bancorporation, Inc. ("South Alabama") in connection with the solicitation of proxies by the Board of Directors of South
Alabama for use at the Meeting of Stockholders on May 7, 1998, and any adjournment thereof.

     South Alabama is the parent company and owner of 100% of the stock of South Alabama Bank, formerly The Bank of Mobile (the "Mobile Bank"), headquartered in Mobile, Alabama, First National Bank, Brewton (the "Brewton Bank"), located in Brewton, Alabama, The Monroe County Bank (the "Monroeville Bank"), headquartered in Monroeville, Alabama and South Alabama Trust Company, Inc. (the "Trust Company"), headquartered in Mobile, Alabama.

VOTING SECURITIES

     South Alabama's only class of stock outstanding is its Common Stock, $.01 par. All stockholders of record at the close of business March 20, 1998, will be entitled to vote their shares on any matter brought before the meeting. The number of shares of South Alabama Common Stock outstanding on March 20, 1998, was 4,247,586. Each share is entitled to one vote. Cumulative voting is not permitted in the election of directors.

Security Ownership of Directors,
Nominees, 5% Stockholders and Officers

     The only person known to beneficially own more than 5% of South Alabama's outstanding Common Stock is Thomas E. McMillan, Jr. The tabulation below reflects the number of shares beneficially owned by (i) Thomas E. McMillan, Jr.; (ii) each director and nominee of South Alabama; (iii) the executive officers named in the Summary Compensation Table; and (iv) the directors and officers of South Alabama as a group.

                                     Number of Shares and Nature of
                                     Beneficial Ownership as of March 20, 1998(1)

                                     Voting/Investment Power               Percentage
Name of Beneficial Owner or Group                                          of Total
(and Address of 5% Stockholders)     Sole        Shared        Aggregate   Outstanding(2)

Thomas E. McMillan, Jr(3)            72,870(4)   206,306(5)    279,176       6.57%
(P.O. Box 809, Brewton, AL 36427) .

John B. Barnett, III                 82,313       39,854(6)    122,167       2.91
Stephen G. Crawford                  55,000       24,700(7)     79,700       1.87
Haniel F. Croft                       7,162(8)                   7,162        .16
David C. De Laney                    13,000       19,700(9)     32,700        .76
Lowell J. Friedman                   73,533        2,000(10)    75,533       1.77
Broox G. Garrett, Jr.(11)             4,361       54,020(12)    58,381       1.37
W. Dwight Harrigan                  125,000       20,000(13)   145,000       3.41
James P. Hayes, Jr .                  3,410       25,079(14)    28,489        .67
Clifton C. Inge (15)                 25,300                     25,300        .59
W. Bibb Lamar, Jr .                  45,305(16)      895(17)    46,200       1.06
Kenneth R. McCartha                       0            0             0       0
J. Richard Miller, III (18)         111,942(19)    2,500(20)   114,442       2.69
Harris V. Morrissette(15)            10,303                     10,303        .24
J. Stephen Nelson                    24,281(21)      395(22)    24,676        .56
Paul D. Owens, Jr.(3)                47,395      160,587(23)   207,982       4.89
Earl H. Weaver (11)(18)              39,614       35,079(24)    74,693       1.75

All directors and officers of South
Alabama as a group (19 persons)     775,850      476,159     1,252,009(25)  28.90%

     (1) The number of shares reflected encompasses shares that, under applicable regulations, are deemed to be beneficially owned. Shares deemed to be beneficially owned, under those regulations, include shares as to which, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared directly or indirectly. Shares deemed to be beneficially owned also include shares which may be acquired within sixty days. The total number of shares beneficially owned is broken down, when applicable, into the following two categories: (i) shares as to which voting power/investment power is held solely; and (ii) shares as to which voting power/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

     (2) The percentage calculations for Mr. Nelson, Mr. Lamar and Mr. Croft assume that all 61,192 shares subject to their exercisable outstanding options at March 20, 1998, were outstanding. The percentage calculation for all directors and officers of South Alabama, as a group, assumes that all 84,192 shares subject to exercisable outstanding options at March 20, 1998, were outstanding.

     (3) Mr. McMillan and Mr. Owens are brothers-in-law.

     (4) Includes 29,600 shares owned by Thomas, Ltd., a limited partnership. Mr. McMillan is managing general partner of the partnership.

     (5) Includes 114,956 shares owned by McMillan, Ltd., a limited partnership of which Mr. McMillan is a managing partner, and 72,036 shares and 19,314 shares owned by Mr. McMillan as co-trustee under the wills of his grandmother and grandfather, respectively.

     (6) Includes 6,155 shares owned by Mr. Barnett's wife and 33,699 shares held by Mr. Barnett as co-trustee of three separate irrevocable trusts for his three children. Mr. Barnett disclaims beneficial ownership of these shares.

     (7) Includes 20,000 shares owned by the trustee of Mr. Crawford's self-directed subaccount of his law firm's retirement plan. The figure also includes the following shares as to which Mr. Crawford disclaims any actual beneficial ownership: 3,000 shares owned by Mr. Crawford as trustee for his two children; 1,000 shares owned by his wife; and 700 shares owned by his wife as custodian for two children under the Uniform Transfers to Minors Act.

     (8) Includes 5,000 shares subject to purchase within 60 days pursuant to options granted to Mr. Croft, as to which he would have sole voting and investment power.

     (9) All such shares are owned by the trustee of Mr. De
Laney's employer's retirement plan. Mr. De Laney may be deemed to share voting and investment power with respect to those shares.

     (10) Includes 2,000 shares owned by Mr. Friedman's wife, as to which shares he may be deemed to share voting and investment power.
     (11) Mr. Garrett and Mr. Weaver are first cousins.

     (12) Includes 2,714 shares owned by Mr. Garrett as custodian for two children under the Alabama Uniform Transfers to Minors
Act, 44,822 shares as trustee of the Broox G. Garrett Family
Trust and 6,484 shares owned jointly with his wife.

     (13) All such shares are owned by Mr. Harrigan's wife as trustee of two separate trusts of which Mr. Harrigan's children are the beneficiaries. Mr. Harrigan may be deemed to share voting and investment power with respect to those shares.

     (14) All such shares are owned by Mr. Hayes as co-trustee for the Elizabeth Brannon Hayes Marital Trust.

     (15) Mr. Inge is Mr. Morrissette's uncle.

     (16) Includes 33,500 shares subject to purchase within 60 days pursuant to options granted to Mr. Lamar, as to which he would have sole voting and investment power.

     (17) Includes 650 shares owned by Mr. Lamar as custodian under the Uniform Transfers to Minors Act and 145 shares owned by his wife through her self-directed IRA account.

     (18) Mr. Miller is Mr. Weaver's wife's first cousin.

     (19) Includes 111,452 shares owned by Miller Investments, a general partnership. Mr. Miller is Managing Partner of the partnership.

     (20) All such shares are owned by Mr. Miller as trustee of two separate trusts of which Mr. Miller's children are the beneficiaries.

     (21) Includes 22,692 shares subject to purchase within 60 days pursuant to options granted to Mr. Nelson, as to which he would have sole voting and investment power.

     (22) All such shares are owned by Mr. Nelson's wife.

     (23) Includes 114,956 shares owned by McMillan, Ltd., a limited partnership of which Mr. Owens is a managing partner, 35,400 shares owned as trustee of two revocable management trusts for his daughters, 4,176 shares owned jointly with his wife and 6,055 shares owned by his wife.

     (24) Includes 27,698 shares owned by Mr. Weaver's wife as to which Mr. Weaver disclaims any actual beneficial ownership and 7,381 shares owned jointly with his wife.

     (25) Includes 84,192 shares subject to purchase within 60 days pursuant to options granted to officers of South Alabama, as to which they would have sole voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that South Alabama's directors and executive officers, and persons who own more than ten percent of South Alabama's common stock, file with the Securities and Exchange Commission reports relating to their ownership and changes in ownership of common stock and other equity securities of South Alabama. Management believes, based solely upon information furnished to South Alabama and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 1997 filed the reports on a timely basis.


ELECTION OF DIRECTORS

Number and Term

     The Bylaws of South Alabama provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at seventeen the number of directors to be elected at the 1998 Annual Meeting. The directors so elected will serve a term of one year.

Nominees

     The persons named below are the Board's nominees for election as directors, and each has agreed to serve if elected.
All nominees are members of the present South Alabama Board of Directors.

John B. Barnett, III
     A South Alabama director since 1996

Mr. Barnett, age 45, has been Executive Vice President since 1996 of South Alabama, Chairman, since 1994, and director, since 1983, of the Monroeville Bank and director since January 1998 of the Trust Company. Mr. Barnett is a partner in the law firm of Barnett, Bugg & Lee, Attorneys, Monroeville, Alabama, and has practiced law since 1983. From 1989 to 1994 Mr. Barnett was Vice Chairman of the Monroeville Bank. From 1983 until its merger with South Alabama, Mr. Barnett served as Vice President and a director of the Monroeville Bank's holding company.

Stephen G. Crawford
     A South Alabama director since 1985

Mr. Crawford, age 58, a member of the law firm Hand Arendall, L.L.C., Mobile, Alabama, has practiced law since 1964. Mr. Crawford has been a director of the Mobile Bank since 1986 and a director since January, 1998 of the Trust Company.

Haniel F. Croft
     A South Alabama director since 1996

Mr. Croft, age 57, has been President since 1979, Chief Executive
Officer since 1988, and a director since 1972, of the Monroeville
Bank. From 1982 until its merger with South Alabama, Mr. Croft served as Vice President and a director of the Monroeville Bank's holding company.

David C. De Laney
     A South Alabama director since 1985

     Mr. De Laney, age 50, is President of First Small Business
Investment Company of Alabama, Mobile, Alabama, a position he has held since 1978. Mr. De Laney has been a director of the Mobile
Bank since 1986.

Lowell J. Friedman
     A South Alabama director since 1986

     Mr. Friedman, age 68, has been President of Creola Investment Corporation, Mobile, Alabama, a land and timber holding company, since 1975. Mr. Friedman also directs personal investments in real estate and oil and gas properties. Mr. Friedman has been a director of the Mobile Bank since 1986.

Broox G. Garrett, Jr.
     A South Alabama director since 1993

     Mr. Garrett, age 49, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett has been a director of the Brewton Bank since 1983 and a director of the Trust Company since January, 1998. Mr. Garrett was a director of the Brewton Bank's holding company from 1986 until its merger with South Alabama.

W. Dwight Harrigan
     A South Alabama director since 1997

     Mr. Harrigan, age 60, has alternated annually, since 1983, as President and Executive Vice President of Scotch Lumber Company, Fulton, Alabama. Mr. Harrigan has also served, since 1987, as Chairman of Harrigan Lumber Company, Monroeville, Alabama. Mr. Harrigan has been a director of the Mobile Bank since 1986.

James P. Hayes, Jr.
     A South Alabama director since 1993

     Mr. Hayes, age 50, is a financial consultant and has served as President of J.P. Hayes & Company, Inc. since 1985. Mr. Hayes has served since 1985 as a director of the Brewton Bank and was a director of the Brewton Bank's holding company from 1986 until its merger with South Alabama.

Clifton C. Inge
     A South Alabama director since 1985

Mr. Inge, age 61, has been Chairman of the Board since 1991 of Willis Corroon Corporation of Mobile, Mobile, Alabama, a subsidiary of Willis Corroon Group PLC, insurance brokers. Mr. Inge has been a director of the Mobile Bank since 1986 and a director of the Trust Company since January, 1998.

W. Bibb Lamar, Jr.
A South Alabama director since 1989

Mr. Lamar, age 54, has been President, Chief Executive Officer and director of South Alabama and the Mobile Bank since 1989 and a director of the Trust Company since January, 1998.

Kenneth R. McCartha
     A South Alabama director since 1998

     Mr. McCartha, age 60, retired in 1996 as Superintendent of Banks, State of Alabama Banking Department, a position he held by gubernatorial appointment from 1993 until his retirement.
He had previously served as Deputy Superintendent (1985-1992).

Thomas E. McMillan, Jr.
     A South Alabama director since 1985

     Mr. McMillan, age 49, has been President of the general partner of Smackco, Ltd., Brewton, Alabama, a limited partnership engaged in oil and gas development, since 1974. Mr. McMillan has been a director of the Brewton Bank since 1977, was a director of the Mobile Bank from 1986-1993 and a director of the Brewton Bank's holding company from 1977 until its merger with South Alabama.

J. Richard Miller, III
     A South Alabama director since 1991

     Mr. Miller, age 51, has been managing partner since 1992 of Miller Investments, and from 1989 through 1991 was managing partner of its predecessor entities, Miller, Ltd. and Jern, Ltd., all of which are Brewton, Alabama partnerships engaged in private investments. Mr. Miller has been a director of the Brewton Bank since 1990, a director of the Mobile Bank since 1991, and was a director of the Brewton Bank's holding company from 1990 until its merger with South Alabama.

Harris V. Morrissette
     A South Alabama director since 1997

     Mr. Morrissette, age 38, has been president of Marshall Biscuit Company, Inc., Mobile, Alabama, since 1994. Mr. Morrissette has also served as Chairman of Azalea Aviation, Inc. since 1993. He previously served as vice president of Marshalls (1987-1993). Mr. Morrissette has been a director of the Mobile Bank since 1990.

J. Stephen Nelson
     A South Alabama director since 1993

     Mr. Nelson, age 60, has been Chairman since 1993 of South Alabama and Chairman, since 1993, Chief Executive Officer, since 1984, and director, since 1979, of the Brewton Bank. Mr. Nelson has also been a director of the Trust Company since January, 1998. From 1986 until its merger with South Alabama, Mr. Nelson was also President and a director of the Brewton Bank's holding company.

Paul D. Owens, Jr.
     A South Alabama director since 1997

     Mr. Owens, age 52, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr.
Owens has been a director of the Mobile Bank since 1986.

Earl H. Weaver
     A South Alabama director since 1993

     Mr. Weaver, age 59, has been the sole proprietor of Earl H.
Weaver Management Services, a timber, oil, gas and general management concern, since 1979. Mr. Weaver has served since 1981 as a director of the Brewton Bank and since January, 1998 as a director of the Trust Company. Mr. Weaver was a director of the Brewton Bank's holding company from 1986 until its merger with South Alabama.

           -------------------------------------------------
     Although the Board of Directors does not contemplate that any nominee named on pages 5 or 6 will be unavailable for election, if vacancies occur unexpectedly, the shares covered by the Proxy will be voted for the Board's substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

     The Bylaws of South Alabama permit the Board of Directors, between annual meetings of stockholders, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. Any new director so elected holds office until the next annual stockholders' meeting.


DIRECTOR COMMITTEES AND ATTENDANCE

     The South Alabama Board of Directors held six meetings during 1997. The Board has the following standing committees:
Executive, Audit and Personnel/Compensation. The Executive Committee (whose members presently are Messrs. Barnett, Crawford, Friedman, Lamar, McMillan, Miller, Nelson and Weaver) between meetings of the Board may exercise all powers of the Board except as limited by the Bylaws.

  Actions taken by the Executive Committee are subject to ratification by the Board at its next regular meeting. The committee had one meeting in 1997. The Audit Committee (whose members presently are Messrs. De Laney, Friedman and Garrett) reviews the scope and plan of internal and external audits, audit results and the adequacy of internal accounting controls and makes recommendations to the Board on the appointment of outside accountants. The committee held one meeting in 1997. The Personnel/Compensation Committee (whose members presently are Messrs. Crawford, Hayes, Inge and McMillan) sets compensation for certain officers of South Alabama and its subsidiaries and reviews guidelines within which the subsidiary boards of directors fix compensation. The committee held four meetings in 1997. During 1997, director Miller attended fewer than 75% of the total number of meetings of the Board of Directors of South Alabama and meetings of committees of which he was a member.

     Each subsidiary has standing committees composed of directors from their respective Boards. The Mobile Bank, Brewton Bank and Monroeville Bank all have a Finance (or Loan), Audit and Personnel (or Salary) Committee. In addition, the Mobile Bank and the Brewton Bank have Directors Nominating Committees, the Mobile Bank has an Executive Committee, and the Trust Company has a Trust Audit Committee.


EXECUTIVE COMPENSATION

Five Year Total Stockholder Return Comparison

     The following indexed graph compares South Alabama's five-year cumulative total stockholder return with the NASDAQ Market Index and with a published peer group industry index, prepared by Media General Financial Services, comprised of bank holding companies in the east south central section of the United States. The comparison assumes the investment of $100 on December 31, 1992, with dividends reinvested quarterly through December 31, 1997. Returns of each component issuer have been weighted according to that issuer's market capitalization.


GRAPH

                                1992    1993      1994      1995      1996      1997
SOUTH ALABAMA BANCORPORATION    $100   $138.01   $146.48   $164.71   $163.70   $332.34
MGFS EAST SOUTH CENTRAL BANKS    100    105.70    106.13    142.61    184.25    326.12
NASDAQ MARKET INDEX              100    119.95    125.94    163.35    202.99    248.30

Report of Personnel/Compensation Committee of the Board of Directors

General Policies

     The Personnel/Compensation Committee of the Board of Directors of South Alabama (the "Committee") has responsibility for recommending to the Board the compensation of the Chief Executive Officer, Chairman, Chief Financial Officer and Auditor of South Alabama and the Chief Executive Officer and Chairman of the Monroeville Bank. Additionally, the Committee has oversight responsibility with respect to the compensation of all other executive officers of South Alabama's subsidiaries. Other than the above named officers, all other salaries are set at the subsidiary level.

     The overall objectives of South Alabama's compensation program are to attract and retain the best possible banking talent, to motivate its officers to achieve the goals established in the business strategy, to recognize both individual contributions and overall business results and to link shareholder and executive interests through long term equity-based plans.

     Base Salary. Except as noted above, executive officer salaries are reviewed annually by the appropriate subsidiary personnel committee. Individual salaries are set only after consideration of the officer's level of responsibility, experience and individual performance, and review of external competitive practices. In order to determine external competitive practices, the personnel committees review, and expect to continue to review, salary surveys conducted by independent compensation consulting firms. In establishing the base salaries for South Alabama's executive officers, the personnel committees consider the results of such surveys, but may establish the base salary for executives above or below the averages indicated in those surveys. The amounts paid to the Chief Executive Officer and Chairman of South Alabama and to the Chief Executive Officer and President of the Monroeville Bank in 1997 are shown in the Summary Compensation Table under the heading "Annual Compensation-Salary."

     The Mobile Bank Incentive Plan. The Mobile Bank Incentive Plan for 1997 was designed to reward officers for achieving and exceeding current year net income goals of the Mobile Bank and goals established for certain officers. Upon completion of the business plan for 1997, the Mobile Bank Chief Executive Officer presented to the Mobile Bank's personnel committee the net income goal of the Mobile Bank for its approval. The incentive opportunity for each individual officer was dependent upon that officer's level of responsibility and the judgment of the Mobile Bank's personnel committee of that officer's potential contribution to the Mobile Bank's ability to achieve its net income goal. The net income goal of the Mobile Bank was exceeded, and awards were made by the personnel committee after consideration of individual performance within the parameters of the Incentive Plan. The amount awarded to the Chief Executive Officer of South Alabama under the Mobile Bank's Incentive Plan for 1997 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

     The Brewton Bank Incentive Compensation Plan. Each year the Brewton Bank establishes a pool of funds equal to 15% of total officers' salaries. Based upon the performance of the Brewton Bank, the department and the individual, an officer can earn up to 15% of his or her base salary, payable in a lump sum after the close of the year. For each officer other than the top three executives of the Brewton Bank, the formula is based 40% on the Brewton Bank's achieving required levels of return on assets, 40% on achievement of individual and departmental goals as established at the beginning of the year, and 20% on the results of the officers' annual review as conducted by his or her supervisor. Each of the three most highly ranked officers automatically receives the same percentage of his total available amount as the average for all other officers. The amount awarded to the Chairman of South Alabama under the Brewton Bank's Incentive Compensation Plan for 1997 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

     The Monroeville Bank Performance Compensation Plan. The Monroeville Bank Performance Compensation Plan was designed to maximize long-term shareholder value by maximizing and balancing long-term profit and growth. After the budget is completed, senior management meets and sets goals for increases over the previous year for loan volume, deposit volume, net interest margin, non-interest income, loan losses and productivity. Each category is weighted depending on where management feels the need to place the most emphasis for that year. At the end of the year, if goals are exceeded compensation is paid to the officers and employees based on the weighted categories and the amount by which the goals are exceeded. All officers and employees receive the same percent of their gross annual salary. The amount awarded to the Chief Executive Officer and President of the Monroeville Bank under the Monroeville Bank's Incentive Compensation Plan for 1997 is set forth in the "Annual Compensation-Bonus" column of the Summary Compensation Table.

     Stock Options. Stock options are South Alabama's and its subsidiaries' principal long-term incentive vehicle. The committee believes that stock options not only motivate and reward executives for exceptional performance, but also align their goals more closely with those of the South Alabama stockholders, by affording the recipients the possibility of equity interests in South Alabama. The stock option plan is designed to encourage a long-term perspective by providing a ten-year term, which includes a nine-year exercise period and a one-year period after the date of grant during which the option cannot be exercised.

     The number of options awarded to each officer generally is tied to the officer's level of responsibility, with the result that senior executive officers typically receive greater awards than other officers. The Committee takes into consideration previous grants to an individual officer as well as all other factors.

     The shares of the Common Stock covered by options awarded during 1997 to the Chief Executive Officer and Chairman of South Alabama and to the Chief Executive Officer and President of the Monroeville Bank are shown in the table entitled "Option Grants in Last Fiscal Year," and the options previously granted and outstanding at year-end are shown in the table entitled "Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

     Other Compensation. Additionally, the Mobile Bank, Brewton Bank and Monroeville Bank maintain broad-based employee benefit plans, including pension plans and, in the case of the Brewton Bank and Monroeville Bank, profit sharing plans, as described elsewhere in this document in the section entitled "Pension Plans." Officers of South Alabama participate in such plans on the same basis as other employees.

Chief Executive Compensation

     The Committee meets in executive sessions to review the Chief Executive Officer's salary and from time to time, but not necessarily annually, consults with salary administration firms and/or uses compensation surveys with respect to competitors' practices. Compensation of the Chief Executive Officer is determined in accordance with the same basic factors as described above for other executive officers.

     The 1997 base salary increase for the Chief Executive Officer was established after a review of market data from independent compensation surveys. The Committee is empowered to recommend to the Board the Chief Executive Officer's base salary in its discretion and without regard to particular factors. The Committee considered, however, that 1996 corporate earnings objectives had been exceeded. The Committee also considered the achievement of certain other strategic objectives, both financial and otherwise, under his leadership, including acceptable asset quality, capital ratios, liquidity ratios, interest rate margins and other financial goals under the business plan for 1996.

     The 1997 bonus for the Chief Executive Officer for achieving the net income goal of the Mobile Bank was $35,000, an amount equal to approximately 26% of his 1997 salary. In setting the amount of the bonus, the Committee considered the continued improvement in the financial performance of South Alabama during the year as well as the successful completion of other non-financial related goals.

     The Committee also granted to the Chief Executive Officer options to purchase 5,000 shares of South Alabama Common Stock, as described in the table entitled "Option Grants in Last Fiscal
Year."

     The members of the Personnel/Compensation Committee are as follows: Stephen G. Crawford, James P. Hayes, Jr., Clifton C.
Inge and Thomas E. McMillan, Jr.

Compensation
     The table below reflects annual compensation for W. Bibb
Lamar, Jr., J. Stephen Nelson, and Haniel F. Croft for services rendered in 1997, 1996 and 1995 to South Alabama, the Mobile
Bank, Brewton Bank and Monroeville Bank.

SUMMARY COMPENSATION TABLE

                                        Annual Compensation1           Long Term Compensation

                                                                       Awards
                                                                       Shares Underlying  All Other
Name and Principal Position            Year   Salary($)2   Bonus($)3   Options/SARs       Compensation($)4

W. Bibb Lamar, Jr.                     1997   $132,500     $35,000     5,000
     CEO, President and Director,      1996   $125,000     $30,000     5,000
     South Alabama and Mobile Bank;    1995   $115,000     $27,500     5,000
     Director, Trust Company

J. Stephen Nelson                      1997   $122,000     $25,000     5,000               $6,570
     Chairman and Director,            1996   $118,600     $22,000     5,000               $6,742
     South Alabama; Chairman,          1995   $ 99,120     $13,800     5,000               $7,032
     CEO and Director, Brewton Bank;
     Director, Trust Company

Haniel F. Croft                        1997   $122,400     $ 7,013                         $7,470
     Director, South Alabama and       1996   $121,600 5   $ 6,068                         $7,466
     CEO, President and Director,      1995   $116,000     $ 2,542                         $7,376
     Monroeville Bank

1 Although Mr. Lamar, Mr. Nelson and Mr. Croft received perquisites and other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of their salary and bonus in any year.
2 Includes for Mr. Nelson both salary and $3,600 in director's fees paid by the Brewton Bank for each year shown.
3 Represents amounts paid under the Mobile Bank Incentive Plan for Mr. Lamar, the Brewton Bank Incentive Compensation Plan for
Mr. Nelson and the Monroeville Bank Performance Compensation Plan for Mr. Croft.
4 Represents employer contributions to the Brewton Bank Profit
Sharing Plan for Mr. Nelson and the Monroeville Bank Profit Sharing
Plan for Mr. Croft.
5 Includes $20,400 paid with respect to services to South Alabama from the date of the merger of the Monroeville Bank's holding company with South Alabama.

Stock Options

The following table sets forth the grant of stock options during 1997 to Mr. Lamar, Mr. Nelson and Mr. Croft:

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     Potential
                     Number of       % of Total                                      Realizable Value
                     Shares          Options/SARs                                    Assuming Rates of
                     Underlying      Granted to        Exercise                      Stock Price
                     Options/SARs    Employees         or Base         Expiration    Appreciation1
Name                 Granted         in Fiscal Year    Price ($/Sh)    Date          5%        10%
W. Bibb Lamar, Jr.   5,000 2         18.18%            $13.25          01/28/07      $47,058   $122,766
J. Stephen Nelson    5,000 2         18.18%            $13.25          01/28/07      $47,058   $122,766
Haniel F. Croft      5,000 2         18.18%            $13.25          01/28/07      $47,058   $122,766

1 Calculated by comparing the exercise price of such options and the market value of the shares of common stock subject to such options, assuming the market price of such shares increases by 5% and 10%, respectively, over the term of the options.
2 Incentive Stock Options which became exercisable on January 28,
1998.

     The following table includes information with respect to unexercised options held by Mr. Lamar, Mr. Nelson and Mr. Croft.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

                    Number of Shares Underlying        Value of Unexercised
                    Unexercised Options/SARs Held At   In-the-Money Options/SARs At
                    December 31, 1997 (#)              December 31, 1997 ($) 1

Name                Exercisable    Unexercisable       Exercisable    Unexercisable

W. Bibb Lamar, Jr.    5,000        5,000               $51,250        $52,500
                      5,000                            $53,750
                      6,000                            $64,500
                      7,500                            $81,563
                      5,000                            $76,250
J. Stephen Nelson     5,000        5,000               $51,250        $52,500
                      5,000                            $53,750
                      7,692                            $82,689
Haniel F. Croft           0        5,000                     0        $52,500


1 Based on the average of the closing bid and ask prices quoted in the NASDAQ inter-dealer system on December 31, 1997, minus the exercise price.

Pension Plans

     South Alabama maintains a pension plan and certain other long-term compensation plans, as described below.

     The following table reflects estimated annual benefits payable under the Retirement Plan for Employees of South Alabama (the "South Alabama Plan") in effect as of December 31, 1997 at various salary and years of service levels, assuming retirement at age 65.

PENSION PLAN TABLE

Compensation   Years of Credited Service
               10        15        20        25        30        35

 25,000        2,500     3,750     5,000     6,250     7,500     8,750
 50,000        5,000     7,500     10,000   12,500    15,000    17,500
 75,000        7,500    11,250     15,000   18,750    22,500    26,250
100,000       10,000    15,000     20,000   25,000    30,000    35,000
125,000       12,500    18,750     25,000   31,250    37,500    43,750
150,000       15,000    22,500     30,000   37,500    45,000    52,500
175,000*      15,000    22,500     30,000   37,500    45,000    52,500

*Maximum Compensation for 1997 under IRC 401(a)(17) is $160,000.

   The amounts reflected are single life benefits computed under the South Alabama Plan's basic formula. The South Alabama Plan provides generally for a monthly benefit commencing at age 65 equal to 1% of the employee's average monthly base compensation during the highest 5 consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. Alternative plan formulas which may apply to certain participants who participated in predecessor pension plans, might produce a greater benefit in some situations. Joint and survivor benefits would be less. Social Security benefits do not affect payments made under the South Alabama Plan. As of December 31, 1997, Mr. Lamar was credited with 9 years of service, Mr. Nelson was credited with 18 years of service, and Mr. Croft was credited with 28 years of service.

     The Mobile Bank. The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan (the "Supplemental Plan") designed to supplement the benefits payable under the South Alabama Plan for certain key employees selected by the Mobile Bank's Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the South Alabama Plan if he were given years-of-service credit as if he were employed by the Mobile Bank his entire banking career, reduced by benefits actually payable to him under the South Alabama Plan and any retirement benefit payable to him under any such plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

     Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, cannot be determined until retirement or disability. Management of the Mobile Bank does not believe any current expense and any liabilities associated with the Supplemental Plan are material.

     The Monroeville Bank. The Monroeville Bank also maintains the Monroe County Bank Profit Sharing Plan (the "Monroeville Bank Profit Sharing Plan"). Subject to certain employment and vesting requirements, all Monroeville Bank personnel are permitted to participate in the Monroeville Bank Profit Sharing Plan. At the end of each plan year, the profit sharing contribution, determined by the Monroeville Bank's Board of Directors, is allocated to the profit sharing account of each active participant. All contributions to the plan are made by the Monroeville Bank. Employee contributions are not required or allowed. Each participant's contribution is based on "units" for the current calendar year in proportion to the total "units" of all plan participants for that period. The number of units for the year are based on annual pay and service.

     The Brewton Bank. The Brewton Bank maintains the First National Bank Employees' Profit Sharing Plan (the "Brewton Bank Profit Sharing Plan"). Subject to certain employment and vesting requirements, all Brewton Bank employees are permitted to participate in the Brewton Bank Profit Sharing Plan, which provides for employee contributions up to a maximum of $1,800 (limited in the case of certain "highly compensated employees" to the extent required by law), matched by an employer contribution, up to the lowest of (i) 10% of the Brewton Bank's net operating earnings, (ii) four times the amount of all employee contributions for the year, or (iii) the maximum amount deductible by the Brewton Bank for federal income tax purposes. The Brewton Bank's contribution, which is discretionary within limits set forth above, is divided among the employees' accounts in proportion to the employees' own contributions.

Change in Control Compensation Agreements

     The Mobile Bank entered into a Change in Control Compensation Agreement with Mr. Lamar on November 14, 1995. The Brewton Bank entered into a Change in Control Compensation Agreement with Mr. Nelson on November 14, 1995. The Monroeville Bank entered into a Change in Control Compensation Agreement with Mr. Croft on March 31, 1997. These Change in Control Compensation Agreements (the "Agreements") provide that if Mr. Lamar, Mr. Nelson, or Mr. Croft, respectively, are terminated other than for "cause" (as defined), following a change in control, or if their assigned duties or responsibilities are diminished such that they are inconsistent with their present position, they shall be entitled to receive a cash payment equal to three times their average annual earnings (as defined), in the case of Mr. Lamar and Mr. Nelson, and two times average annual earnings in the case of Mr. Croft. Certain other existing employee benefits may also be available to each of Mr. Lamar, Mr. Nelson and Mr. Croft under terms of these Agreements for a period after termination of three years for Mr. Lamar and Mr. Nelson and eighteen months for Mr. Croft. The Agreements automatically renew each calendar year unless terminated by the Mobile Bank, the Brewton Bank or the Monroeville Bank at least 90 days prior to any December 31.

Compensation of Directors

     South Alabama directors who are not officers are paid a $1,500 annual retainer, $400 for each Board meeting attended and $200 for each committee meeting attended.


CERTAIN TRANSACTIONS AND MATTERS

     Some of the directors, executive officers, and nominees for election as directors of South Alabama, as well as firms and companies with which they are associated, are and have been customers of its subsidiary banks and as such have had banking transactions, including loans and commitments to loan, with subsidiary banks during 1997. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of subsidiary bank management, did not involve more than the normal risk of collectibility or present other unfavorable factors.

     Stephen G. Crawford, a director and nominee, is a member of the law firm of Hand Arendall, L.L.C., which serves as counsel for South Alabama and the Mobile Bank. Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Brewton Bank. John B. Barnett, III, a director, executive officer and nominee, is a partner in the law firm of Barnett, Bugg & Lee, which serves as counsel for the Monroeville Bank.


AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE
THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted a resolution to amend South Alabama's Articles of Incorporation to increase the number of authorized shares of Common Stock, $.01 par, from 5,500,000 shares to 10,000,000 shares. The Board has declared the change advisable and recommends that stockholders vote "FOR" the proposed amendment.

     South Alabama's Articles of Incorporation currently authorize issuance of 5,500,000 shares of Common Stock, $.01 par, and 500,000 shares of Preferred Stock, no par value. At March 20, 1998, 4,247,586 shares of Common Stock were outstanding, an additional 200,000 shares were allocated for issuance under the South Alabama Bancorporation 1993 Incentive Compensation Plan (the "1993 Plan"), and 15,000 shares were allocated for issuance under a previous stock option plan. As of March 20, 1998, there were no shares of Common Stock held as treasury stock. As of the same date no shares of Preferred Stock were outstanding. The Board of Directors is empowered, without further action by the stockholders, to issue the remaining authorized but unissued shares of Common Stock and to provide for the terms of and to issue the authorized but unissued shares of Preferred Stock. If the proposed amendment is approved by the stockholders, the Board of Directors will be empowered, without further action by the stockholders, to issue an additional 4,500,000 shares of Common Stock for such purposes and for such consideration as the Board may approve.

     Although South Alabama has no present intention of issuing additional shares of Common or Preferred Stock, except in connection with the merger of Peterman State Bank with and into the Monroeville Bank and other than upon the exercise of options granted under the 1993 Plan, the Board of Directors believes that the availability of increased shares of Common Stock will provide
South Alabama with needed flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. South Alabama has sufficient authorized but unissued Common Stock to consummate the merger mentioned above and to fulfill its obligations under the 1993 Plan without the approval of this proposed amendment. In the future, additional authorized shares of Common Stock would be available for general corporate purposes, including but not limited to possible issuances as stock dividends or stock splits, in future mergers or acquisitions, in a future public offering or private placement, or under a stock benefit plan. The Board of Directors does not intend to issue any additional shares of Capital Stock except on terms which the Board of Directors deems to be in the best interests of South Alabama and its shareholders. Although South
Alabama currently has no specific plans, intentions, arrangements or understandings regarding specific acquisitions, except as mentioned above, South Alabama expects to consider acquisition opportunities as they become available in the future.

     The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present shareholders of South Alabama. However, to the extent that shares are subsequently issued to persons other than the present shareholders of South Alabama, such issuance could have a dilutive effect on earnings per share and voting power of present shareholders. If such dilutive effect on earnings per share occurs, South Alabama expects that any such dilutive effect would be relatively short in duration.

     In addition, although the issuance of shares of Common Stock in certain instances may have the effect of discouraging or preventing a hostile takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure.
South Alabama is not aware of any proposed or contemplated transaction of this type, and this amendment to the Articles of Incorporation is not being recommended in response to any specific effort of which South Alabama is aware to obtain control of South Alabama.

     The holders of South Alabama's Common Stock have no preemptive rights to subscribe to any future issues of the Common
Stock.

     The approval of the proposed amendment requires the affirmative vote of the holders of the majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
"FOR" THE ADOPTION OF THIS PROPOSED AMENDMENT.


          APPOINTMENT OF AUDITORS

     The Board of Directors of South Alabama, on recommendation of the Audit committee, engaged Arthur Andersen L.L.P. as South Alabama's independent accountant and auditor for the three year period beginning in 1995. The engagement was entered into on September 27, 1995. Arthur Andersen will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

          OTHER MATTERS

     Management currently does not know of any other matters to be presented at the meeting.

     If a Proxy in the form enclosed is executed properly and is returned, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, "For" the Board of Directors' nominees in the election of directors and "For" the proposed amendment to the Articles of Incorporation. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of South Alabama.

     Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person, by telephone, and by telegraph by directors, officers, and other employees of South Alabama and its subsidiary banks. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to stockholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of South Alabama, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by South Alabama.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the meeting. Once a quorum is established, (i) directors must be elected by a plurality of the shares of Common Stock present, in person or by proxy, and (ii) any other action to be taken must be approved by a majority of the shares of Common Stock present, in person or by proxy. For voting purposes, abstentions and broker non-votes will in effect count as "no" votes.

     Stockholder proposals intended to be submitted for consideration at the 1999 Annual Meeting of the Stockholders of South Alabama must be submitted in writing to and received by the Secretary of South Alabama not later than December 6, 1998, to be included in South Alabama's Proxy Statement and form of Proxy relating to that meeting.

                                       /s/F. Michael Johnson
                                       F. Michael Johnson
                                       Chief Financial Officer
                                       and Secretary

Enclosures
April 7, 1998